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OGDEN

Two Pennsylvania Plaza, New York, NY 10121

                                              Quintin G. Marshall
                                       quintin_marshall@ogden.com
                                            Phone: (212) 868-5421
                                              Fax: (212) 868-3558
                                                www.ogdencorp.com

For Immediate Release

              Ogden Corporation Announces Intention
                    to Review Classified Board

      New York, N.Y., May 5, 1998 - R. Richard Albon, Chairman and Chief Executive Officer of Ogden Corporation stated today that if the non-binding shareholder proposal in the current proxy to eliminate Ogden's Classified Board receives a level of support at the upcoming Annual Meeting, equivalent to that received in 1997, then a recommendation would be made to the Ogden Board to put forth a binding proposal. "As Chairman of the Board, I have indicated my intention to several shareholders that I would make a recommendation to Ogden's Board of Directors to act according to our shareholders' wishes", said R. Richard Albon. "As such, I would make the recommendation that Ogden's Board of Directors put forth a binding proposal at the 1999 Annual Meeting recommending that shareholders adopt a plan to declassify the Board."

           Ogden Corporation (NYSE: OG) is a global corporation focused on three business areas -- Entertainment, Aviation and Energy. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; music, live theatre and video production. The Aviation group provides group and cargo handling; passenger services; fueling; and airport infrastructure development and management. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services.

           Additional information on the company can be obtained via the Internet, at www.ogdencorp.com, or toll-free (888)
643-3612.

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